EXHIBIT 10.2

Vertigro Algae Technologies LLC

VERTIGRO ALGAE TECHNOLOGIES LLC
TECHNOLOGY LICENSE AGREEMENT

Vertigro Algae Technologies LLC

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (hereinafter referred to as the "License Agreement"), by and among PAGIC LP, (“PG”), a company incorporated in the State of Texas, United States and having an office at 1057 Doniphan Park Circle, Suite H, El Paso Texas and WEST PEAK VENTURES of CANADA LTD. (“WPV”), a company incorporated Federally in Canada and having its registered office at 789 West Pender Street, Vancouver, BC, Canada, (collectively hereinafter referred to as the "Licensor") and VERTIGRO ALGAE TECHNOLOGIES, LLC., a company incorporated in the State of Texas, United States and having a place of business at 401 West Vinton Road, Anthony, Texas 79821 (hereinafter referred to as the “Licensee”).

RECITALS

WHEREAS, Licensor is the exclusive licensee of certain Algae Biomass Technology and Intellectual Property, owned by Malcolm Glen Kertz and developed by Licensor.

WHEREAS, Licensee desires to license the Algae Biomass Technology and Intellectual Property to commercialize and exploit the Algae Biomass Technology for all industrial, commercial, and retail applications, including but not limited to, bio-fuel, food and health, pharmaceutical and agricultural applications and Licensee desires to be the exclusive world-wide licensed business developer, marketer, manufacturer, seller  and operator of the Licensed Products produced by the Algae Biomass Technology throughout the Territory, all as set forth in this License Agreement; and;

WHEREAS, Licensor desires to grant to the Licensee such rights and licenses, all as set forth in this License Agreement;

NOW, THEREFORE, in consideration of the promises, mutual covenants and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Each of the following terms shall, whenever found in this License Agreement, be used and understood in accordance with the definition below:

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1.1           “Algae Biomass Technology” shall mean any technologies for the commercial production of a high yield algae based biomass for industrial, commercial and retail applications, as more fully described on Exhibit “A”, including but not limited to, bio-fuel, food, health, pharmaceutical, and agricultural feedstock.

1.2           "Territory" shall mean the entire world and each and every country, sovereign nation, and all jurisdictions therein, with the exception of the State of Nevada, USA.

1.3           "Licensed Product" shall mean any goods and/or services sold, transferred, exchanged, or otherwise disposed by Licensee or Sublicensees, whether by gift or otherwise, that embody, employ, include or incorporate the Intellectual Property or Elected Improvements of the Algae Biomass Technology or are produced by apparatus or methods that embody, employ, include or incorporate the Intellectual Property or Elected Improvements of the Algae Biomass Technology.  Licensed Products shall not include goods and/or services sold, transferred, exchanged, or otherwise disposed by Licensee to a Sublicensee that are not produced by Licensee using an apparatus or methods that embody, employ, include or incorporate the Intellectual Property or Elected Improvements of the Algae Biomass Technology.  The Licensed Product may also be referred to in the plural and termed Licensed Products.

1.4           "Patent Rights" shall mean and include patents and patent applications, including the existing patents and patent applications and the patent applications to be filed set forth on Exhibit "B", attached hereto and made a part hereof, relating to the Algae Biomass Technology and/or any divisional application, continuation application, continued prosecution application, continuation-in-part application, substitute application, renewal application, reissue application, reexamination, extension, cautionary notices and any other patent application that have been or shall be filed in the United States and all foreign countries on the Algae Biomass Technology and any patent application, filed anywhere, that claims the benefit of a filing date of any of the Algae Biomass Technology patents and applications.  The term Patent Rights shall further include any United States and foreign patents and patent applications covering the Elected Improvements.

1.5           "Know-How" shall mean all of the technical know-how, trade secrets, technical information, and knowledge, directly or indirectly, relating to the Algae Biomass Technology and/or the manufacture and use of the Licensed Products, including, without limitation, production processes, production equipment, configurations, formulas, engineering, materials, scientific and practical information and the disclosure in the Patent Rights, whether patentable or unpatentable, and all physical manifestations or embodiments of the Licensed Products including without limitation all data specifications, prototypes, drawings, schematics, notes, records and other writings; all such Know-How to be used or practiced or capable of being used or practiced in the manufacture and use of the Licensed Product.

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1.6           "Improvements" shall mean and include any improvements or new technology relating to the Algae Biomass Technology and any improvements and modifications to the Licensed Products, including, without limitation, the materials and configuration of the Licensed Products; and any machinery or equipment for the manufacture or use of the Licensed Products, together with any improvements and modifications thereof, developed by Licensor during the term of this License Agreement.

1.7           "Elected Improvements" shall mean those Improvements elected by Licensee pursuant to Paragraph 4.3 hereof.

1.8           "Net Sales" of the Licensed Products for any given period shall mean the gross amount from the sale, transfer, exchange, or other disposition, whether by gift or otherwise, by Licensee or Licensee’s Sublicensees during the said period in consideration for the Licensed Products, adjusted for exchanges and returns of the Licensed Products sold, transferred, exchanged, or otherwise disposed or delivered during a previous period and excluding monies received by Licensee from Sublicensees for project and operating licenses, including but not limited to hardware and software, and  for project and operating services charged by Licensee to Sublicensees.  Net Sales of Licensed Products transferred, exchanged, or otherwise disposed, whether by gift or otherwise, shall be the market value of such Licensed Products.  Net Sales shall not include any charges for freight, packing, or insurance if such charges are identified and billed separately and in addition to the list price for the Licensed Products; nor shall Net Sales include charges for tax or duty on sales or delivery of the Licensed Products.

1.9           "License Year" shall mean each successive twelve months commencing on April 1 in which the License Agreement is effective.

1.10          "Effective Date" shall mean March 4, 2008, which is the day on which this License Agreement shall begin effect.

1.11          “Affiliate” shall mean, with respect to any company, sole proprietorship, partnership, joint venture, corporation or other legal entity (“Entity”), (i) any company, sole proprietorship, partnership, joint venture, corporation or other legal entity directly or indirectly controlling, controlled by, or under common control with such Entity, (ii) any officer, director, manager, or general partner of such Entity, or (iii) any person, company, sole proprietorship, partnership, joint venture, corporation or other legal entity who is an officer, director, manager, general partner, or trustee of any Entity described in clauses (i) and (ii) of this sentence.  For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise.

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1.12          “Trademark Rights” shall mean and include the trademarks set forth on Exhibit “C”.

1.13           “Intellectual Property” shall mean and include all proprietary or other rights throughout the world provided under (i) patent law, including patents and patent applications therefore pending before any relevant authority worldwide, including, without limitation, the Patent Rights, (ii) know-how and trade secret law, including, without limitation, the Know-How, (iii) trademark law, including, without limitation, the Trademark Rights, (iv) copyright law, (v) design patent or industrial design law, and (vi) any equivalent right granted under the laws of any jurisdiction in the world which provides protective or other intellectual property rights and relating to the Algae Biomass Technology and Elected Improvements.

1.14          “Adjustment Royalties” shall mean and include the 2009 Adjustment Royalty of Paragraph 3.7, the 2010 Adjustment Royalty of Paragraph 3.8, and the Adjusted Royalty of Paragraph 3.9.

1.15          “Sublicensee” shall mean any entity granted a sublicense by Licensee pursuant to Paragraph 2.2 under this License Agreement.

1.16          “Royalties” shall mean and include Advance Royalties, Running Royalties and Adjustment Royalties.

1.17          “Gross Receipts” for any given period shall mean all revenues received by the Licensee during the said period, adjusted for exchanges and returns of goods sold, transferred, exchanged, or otherwise disposed or delivered during a previous period.  Gross Receipts of goods and services transferred, exchanged, or otherwise disposed, whether by gift or otherwise, shall be the market value of such goods and services.  Gross Receipts shall not include any Running Royalties paid to Licensee by Sublicensees; any charges for freight, packing, or insurance if such charges are identified and billed separately and in addition to the list price for the goods; or any charges for tax or duty on sales or delivery of the goods and services.

1.18          “Advance Royalty” shall mean four and one-half percent (4.5%) of the Gross Receipts of Licensee for a given period from an individual Sublicensee or an individual entity other than a Sublicensee.

1.19          “Cumulative Advance Royalty” shall mean Advance Royalties paid by Licensee for prior periods for Gross Receipts from an individual  Sublicensee or an individual entity other than a Sublicensee less the amount of Running Royalties credited toward said Advanced Royalties for said individual Sublicensee or individual entity other than a Sublicensee during previous periods pursuant to Paragraph 3.4.

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ARTICLE II

GRANT OF LICENSES

2.1           Licensor grants to Licensee the exclusive right and license throughout the Territory to use and employ the Intellectual Property to manufacture, use, operate, offer to sell, and sell, directly or through sublicensees,  the Licensed Products for the term hereof and subject to the provisions of this License Agreement.

2.2           The rights and licenses granted pursuant to Paragraph 2.1 above shall specifically include the right of Licensee to grant sublicenses throughout the Territory. Any sublicense granted by Licensee shall be consistent with the terms of this License Agreement and shall grant to Licensor rights parallel to those contained herein including, but not limited to, the right to receive Royalties from Licensee and Sublicensees in accordance with Article III and Paragraph 8.8 hereof. Any sublicense granted pursuant to this Paragraph 2.2 that varies the terms of this License Agreement shall require the prior written approval of Licensor. Licensee shall provide Licensor with copies of all documents or contracts regarding any sublicense hereunder.

2.3           Within ten (10) days after execution of this License Agreement, Licensor shall supply to Licensee, at a mutually agreeable location, without expense to Licensee, all Know-How, including materials and written information related to the Licensed Technology not previously delivered.

ARTICLE III

CONSIDERATION - PAYMENT - REPORTING - RECORDS

3.1           In consideration of the rights and licenses granted herein, Licensee agrees to pay, upon the execution of this License Agreement, a one-time, non-refundable license fee and to have Valcent Products, Inc. and Global Green Solutions Inc., as equity holders of Licensee, each issue to PG Three Hundred Thousand shares of their stock in full payment of the one-time, non-refundable license fee ("License Fee").

3.2           In further consideration of the rights and licenses granted herein, Licensee agrees to pay a one-time, non-refundable commercialization fee ("Commercialization Fee") to PG in the amount of Fifty Thousand Dollars ($50,000) upon the Algae Biomass Technology reaching commercial viability as determined by the Board of the Licensee and Licensee agrees to pay the Licensor the Royalties set forth below in this Article III.

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3.3           Licensee agrees to pay an Advance Royalty to Licensor for the term of this License Agreement in the amount of Four and One Half Percent (4.5%) of the Gross Receipts from each of the Licensee’s individual Sublicensees or individual entities other than a Sublicensee.  Advance Royalties shall be cumulative and without recourse to Licensor except for the Licensor’s agreement pursuant to Paragraph 3.4 to credit Seventy Percent (70%) of the Running Royalties due and payable from an individual Sublicensee or an individual entity other than a Sublicensee to offset and reduce any Advance Royalty for a given period and any Cu mulative Advance Royalties for prior periods based upon the Gross Receipts from each of Licensee’s individual Sublicensees or individual entities other than a Sublicensee.

3.4           Licensee agrees to pay a Running Royalty to Licensor for the term of this License Agreement in the amount of Four and One Half Percent (4.5%) of the Net Sales of the Licensed Product(s) as defined (hereafter "Running Royalty"); provided however that Seventy Percent (70%) of the Running Royalty to be paid on the Net Sales of a Sublicensee or entity other than a Sublicensee for a given period shall be credited against any Advance Royalty and Cumulative Advance Royalty paid to Licensor based upon Grosse Receipts from such Sublicensee or entity other than a Sublicensee and not previously credited, thereby reducing the Running Royalty to be paid to Licensor for said given period.  In no case will the Cumulative Advance Royalty be less than zero.

3.5           In the event the amount of the Advance Royalty and Running Royalty causes a project opportunity with the Licensee or a Sublicensee to be un-economic or non-competitive or non-commercial, then Licensor agrees to negotiate with Licensee in good faith, other reasonable terms in an attempt to cause the project opportunity to be economic or competitive or commercial; provided, however, that Licensor shall make the final determination of the amount of the Advance Royalty and Running Royalty and any adjustment in the amount of the Advance Royalty and Running Royalty set forth in Paragraph 3.4 for such Sublicensee shall not adversely affect the amount of the Advance Royalty and Running Royalty paid by other Sublicensees.

3.6           The amount of the Royalties payable according to Paragraph 3.3 has been negotiated to include payment of the license for the Intellectual Property without regard to the patentability of the Patent Rights.

3.7           In the event that the total Advance Royalty and Running Royalty paid by Licensee to Licensor according to Paragraphs 3.3 and 3.4 in the Initial License Year ended March 31, 2009 for the Licensed Product(s), does not exceed Fifty Thousand Dollars ($50,000) for such Initial License Year for the Licensed Product(s), then Licensee shall pay to Licensor a minimum royalty amount  equal to Fifty Thousand Dollars ($50,000) less the total Running Royalty actually paid for the Licensed Product(s) during such License Year (the “2009 Adjustment Royalty”).

Vertigro Algae Technologies LLC

3.8           In the event that the total Advance Royalty and Running Royalty paid by Licensee to the Licensor according to Paragraphs 3.3 and 3.4 in the License Year ended March 31, 2010 for the Licensed Product(s), does not exceed an amount of One Hundred Thousand Dollars ($100,000) for such License Year for the Licensed Product(s), then Licensee shall pay to the Licensor a minimum royalty amount equal to One Hundred Thousand Dollars ($100,000) less the total Running Royalty actually paid for the Licensed Product during such License Year (the “2010 Adjustment Royalty”).

3.9           Beginning in the License Year Ending March 31, 2011 and each License Year thereafter, in the event that the total Advance Royalty and Running Royalty paid by Licensee to the Licensor according to Paragraphs 3.3 and 3.4 in a License Year for the Licensed Product(s) does not exceed a minimum royalty in the amount Two Hundred and Fifty Thousand Dollars ($250,000) (the “Minimum Royalty”) for such License Year for the Licensed Product(s), then Licensee shall pay to the Licensor an Adjusted Royalty amount  equal to the Minimum Royalty for such License Year for the Licensed Product(s) less the total Running Royalty actually paid for the Licensed Product(s) during such License Year (hereafter “Adjusted Royalty”).

3.10          Notwithstanding anything to the contrary contained in this License Agreement and particularly Article IX, Licensee shall pay thirty three and thirty three one hundredths percent (33.33%) of all Royalties to WPV or its assigns pursuant to a Royalty Agreement executed concurrently herewith between PG and WPV and shall pay the remaining sixty six and sixty seven one hundredths percent (66.67%) of all Royalties to PG or its assigns. Rights to Royalties shall be governed by and be subject to this License Agreement.

3.11          In the event that Licensee fails to pay any Royalties when due, Licensor shall give Licensee written notice of such failure and request confirmation of Licensee's intent not to pay such Royalties. If Licensee responds that such failure was not intentional, then Licensee shall have 30 days after receiving said notice to pay such Royalties.

3.12          In the event Licensee intentionally fails to pay the Royalties within the agreed payment terms period as defined in Paragraph 3.13(d), then Licensor shall have the right to terminate this License Agreement pursuant to the terms and conditions as stated in Article VIII. In the event of a dispute between the parties as to the Royalties, the parties agree to submit the matter to binding mediation and arbitration pursuant to Article XII. If the matter is submitted to binding mediation and arbitration pursuant to Article XII, then this License Agreement shall not be terminated while the arbitration is pending and the arbitrator's decision has not yet been rendered.

Vertigro Algae Technologies LLC

3.13          For the purposes of computing and paying the Royalties pursuant to this Article:

(a)           The Licensed Products(s) shall be deemed sold and Licensor’s Running Royalty thereon earned upon Net Sales being invoiced by Licensee or Sublicensee for the Licensed Product(s) or on the date that Licensed Products were transferred, exchanged, or otherwise disposed by Licensee or Sublicensees, whether by gift or otherwise, and the Running Royalty shall be due as set out in Paragraphs (c) and (d) below.

(b)           Payment of the Royalties shall be in U.S. Dollars by certified check or wire transfer to bank accounts of WPV and PG as specified by the Licensor. For purposes of computations of such Royalties, the amount of Royalties due shall be converted to U.S. Dollars, when necessary, as of the average over the three (3) month period when the Licensed Product(s) was deemed sold.

(c)           Payment of the Running Royalty shall be due and paid to the Licensor within sixty (60) days of the close of each three (3) month period during each Initial License Year and License Year of the term of this License Agreement.

(d)           Payment of the Adjustment Royalty shall be due and paid to WPV and PG within sixty (60) days of the close of each License Year.

(e)           The Royalties due hereunder shall be calculated using U.S. Generally Accepted Accounting Principles.

3.14          Together with each three (3) month period payment, Licensee shall render to the Licensor a written report stating, for the preceding three-month period covered by such payment, the volume and Net Sales of Licensed Product(s) sold, transferred, exchanged, or otherwise disposed, whether by gift or otherwise, by the Licensee and each Sublicensee, the Royalties received from the Net Sales of the Licensed Product(s), the Running Royalty and any Adjustment Royalty due to Licensor, and the Running Royalty paid by Licensee for said three (3) month period.

3.15          Licensee and each Sublicense agree to keep records of the Net Sales of Licensed Product(s) in sufficient detail to enable the Running Royalty payable by it to Licensor to be determined and further agrees to permit its books and records pertinent to the Net Sales of Licensed Product(s) to be examined from time to time by Licensor, but not more often than twice a year, during normal business hours by providing at least five business days written notice, to the extent necessary to verify the amount of Royalties payable hereunder.

Vertigro Algae Technologies LLC

3.16          Pursuant to Paragraph 3.15, Licensor shall have the right to appoint an independent certified public accountant ("CPA") at its own expense to determine that the correct amount of Royalties has been paid by Licensee or a Sublicense. If the Licensor determines there are discrepancies requiring adjustment in the amount of Royalties paid by a Sublicensee for the Net Sales of the Sublicensee, then the Sublicensee shall pay the amount of any underpayment of Royalties within 30 days unless the Licensor, Licensee, and Sublicensee cannot reach agreement whereby the Licensor, Licensee, and Sublicensee shall subject themselves to binding mediation and arbitration pursuant to Article XII forthwith. Licensor shall have the right to terminate the sublicense of the Sublicensee in the event the Sublicensee fails to pay the amount of the underpayment. If the Licensor determines there are discrepancies requiring adjustment in the amount of Royalties paid by the Licensee for the Net Sales of the Licensee or in the Royalties collected by the Licensee from a Sublicensee, then the Licensee shall pay the amount of any underpayment of Royalties within 30 days unless the Licensor and Licensee cannot reach agreement whereby the Licensor and Licensee shall subject themselves to binding mediation and arbitration pursuant to Article XII forthwith. Licensor shall have the right to terminate this License Agreement in the event the Licensee fails to pay the amount of the underpayment.  Any overpayment of Royalties by the Licensee or a Sublicensee shall be deducted from the next reporting period Royalty payments without recourse to the Licensor.

3.17          If the results of the examination pursuant to Paragraphs 3.15 and 3.16 determine that the Royalties were underpaid by an amount greater than or equal to 5% of the actual Royalties calculated over the last four quarters covering Licensee's fiscal year resulting from matters within Licensee’s control, then Licensee agrees to pay the cost of the examination plus a penalty equal to 10% of the amount of the underpayment in Royalties, the amount of the underpayment and the reimbursement of the costs of examination to be paid within thirty days of written notice of the underpayment. Further Licensor shall have the right to examine the calculation of Running Royalties over the succeeding two quarters at Licensor cost.

ARTICLE IV

IMPROVEMENTS

4.1           Licensor and Licensee agree that they shall keep each other mutually informed of any Improvements to any Algae Biomass Technology for producing Licensed Products of which they become aware during the term hereof, whether they become aware of such Improvements through their own efforts or efforts of Sublicensees (“Improvements”).  Licensor and Licensee shall inform one another of the nature and substance thereof within thirty (30) days following awareness of such Improvements.

Vertigro Algae Technologies LLC

4.2           The parties hereto agree that Malcolm Glen Kertz shall hold the entire right, title, and interest in and to any Improvements and all Intellectual Property relating thereto.

4.3           Licensee shall have the right, for a period of ninety (90) days following a written communication to Licensee by Licensor describing the Improvements that have been reduced to practice, to elect to include such Improvements within the terms of this License Agreement whereby such Improvements shall become Elected Improvements.  If Licensee fails or refuses to so elect, Licensee hereby releases any rights to such Improvements to Licensor and Licensor shall be free to commercialize such Improvements without accounting to Licensee.  Should Licensee elect such Improvements and subsequently commercialize such Improvements, Licensee agrees to pay Royalties on such Improvements in accordance with Article III.

4.4           Licensor and Licensee agree to execute any documents or papers deemed necessary to effectuate the intent of this Article IV and further to execute such documents or papers as may be necessary for the prosecution of any patents or applications for patents covering the elected Improvements.

ARTICLE V

PATENT APPLICATIONS AND PATENTS

5.1           The parties hereto agree that Malcolm Glen Kertz shall hold the entire right, tide, and interest in and to the Algae Biomass Technology, including Improvements, to the Algae Biomass Technology and Intellectual Property, and Licensee agrees to perform all acts and to execute, acknowledge and deliver all instruments or writings reasonably requested and necessary for Malcolm Glen Kertz to perfect title to the Algae Biomass Technology and Intellectual Property.

5.2           Licensor and Licensee agree that they will procure Patent Rights on the Algae Biomass Technology and Improvements. Licensor shall have the sole right to prosecute, control, and pursue such Patent Rights under the patent laws of the United States and foreign countries. Licensor agrees to prosecute, with good faith and due diligence, all pending and future patent applications. All fees, costs and expenses shall be borne by Licensee and the failure of Licensee to pay such fees, costs and expenses shall constitute a substantial breach of this License Agreement. Licensee agrees to cooperate with Licensor to whatever extent is necessary to procure such patent protection.

5.3           In the event Licensor decides to abandon any pending United States or foreign patent application or to not pay any annuity or maintenance fee required by any country, Licensor shall give Licensee thirty (30) days prior written notice of such decision and shall allow Licensee to become the owner of such United States or foreign patent or application and to pay such fee. Licensee's decision shall have no effect on the Royalties.

Vertigro Algae Technologies LLC

5.4           Licensor agrees to keep Licensee fully informed, at Licensee’s expense, of the prosecution of all U.S. and foreign patent applications including submitting to the Licensee copies of all official actions and responses thereto.

5.5           Licensee shall have the right to conduct an audit of the Licensors Patent Rights to ensure that the Patent Rights are in good standing and that Licensor has maintained them in good standing during the term of this License Agreement. In the event that Licensee determines that the Patent Rights are not in good standing, then Licensee shall have the right to place such Patent Rights in good standing and if necessary, to seek relief through binding mediation and arbitration pursuant to Article XII if the failure to maintain the Patent Rights in good standing may cause or has caused the Licensee damages.

5.6           Licensee agrees to comply with any marking requirements of Licensor to insure compliance with 35 U.S.C. §287, and agrees to insure compliance by the sublicensees, if any.

ARTICLE VI

CONFIDENTIALITY

6.1           Licensee agrees to protect and safeguard the Algae Biomass Technology, Intellectual Property, and Improvements ("Confidential Information") against unauthorized publication or disclosure by the same procedures utilized by Licensee in regard to its own confidential information, and agrees not to use any of the Confidential Information except for such purposes and licenses as are authorized and granted by this License Agreement. Licensee further agrees that the Confidential Information will be disclosed only to such of Licensee's employees, sublicensees, agents, or contractors as have need for such Confidential Information in furtherance of the purposes for which Licensee is authorized to use it. Licensee will cooperate with Licensor in the enforcement of any secrecy agreement executed by such persons and will insure that all sublicensees, employees, and others to whom Licensee discloses Confidential Information executes such a secrecy agreement.  Failure of Licensee to enforce such a secrecy agreement shall constitute a substantial breach of this License Agreement.

6.2           Subject to the rights of the Licensor and Licensee pursuant to the licenses granted in Article II, the parties agree to receive and hold in confidence the Confidential Information . The provisions of this paragraph shall not be applicable with respect to any portion of the Confidential Information which:

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a) is, or shall have been in the possession of disclosee prior to the first disclosure by discloser thereof to disclosee;

b) is, or through no fault of the disclosee, becomes published or otherwise available to others or the public under circumstances such that such others or the public may utilize the Confidential Information without any direct or indirect obligation to Licensor or Licensee;

c) is, or at any time may be, acquired by the disclosee from any third party rightfully possessed of the Confidential Information having no direct or indirect obligation to the discloser with respect to such Confidential Information; or

d) is, necessarily disclosed through the sale of the Licensed Products pursuant to this License Agreement.

ARTICLE VII

INFRINGEMENT BY OTHERS; PROTECTION OF PATENTS

7.1           Licensor and Licensee shall each promptly inform the other of any suspected infringement of any Intellectual Property by a third party, and Licensor and Licensee each shall have the right to institute an action for infringement of the Patent Rights against such third party in accordance with the following procedure:

a)           Licensee shall have the right to institute suit in its name. Licensee shall bear the entire cost thereof, including attorneys' fees, and shall be entitled to retain the entire amount of the recoveries, if any, whether by judgment, award, decree or settlement, subject to Licensor's right of approval of any provisions relating to the validity and/or infringement of the Patent Rights and provided, however, that Licensor shall be paid any Running Royalties for Net Sales recovered by Licensee in such action. Licensee shall exercise control over such actions; provided, however, that Licensor may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be borne by Licensee.

b)           If Licensee determines not to institute a suit and in the event that Licensor and Licensee agree to institute suit jointly, the suit shall be brought in both their names, the cost thereof, including attorneys' fees, shall be borne by mutual agreement and in the event the parties cannot reach mutual agreement, then the cost thereof shall be borne equally. The recoveries, if any, whether by judgment, award, decree or settlement, shall be shared in proportion to the costs borne by each party. Licensor’s share of the costs of such suit shall be deducted, at Licensor’s option, from Royalties payable to Licensor pursuant to Article III.  Licensee shall exercise control over such actions; provided, however, that Licensor may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be borne by Licensee.

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(c)           In the absence of agreement to institute a suit jointly and if Licensee determines not to institute a suit, Licensor may institute suit. Licensor shall bear the cost of such litigation, including attorneys' fees, and shall be entitled to all recoveries, if any, whether by way of judgment, award, decree or settlement; provided, however, in the event Licensor does not recover Licensor’s costs of such litigation from all recoveries of the suit, Licensee agrees to pay Licensor the difference between Licensor’s costs of such litigation and the costs of such litigation recovered by way of judgment, award, decree or settlement in the suit.

7.2           Should either party commence a suit under the provisions of Paragraph 7.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit; provided, however, that the sharing of expenses and recovery in such suit shall be agreed upon between the parties.

ARTICLE VIII

TERM AND TERMINATION

8.1           This License Agreement shall continue in full force and effect, unless terminated as provided in this Article VIII. If the matter is submitted to binding mediation and arbitration pursuant to Article XII, then this License Agreement shall not be terminated while the arbitration is pending and before the arbitrator's final decision has been rendered.

8.2           Notwithstanding anything to the contrary contained in this License Agreement, Licensee shall have the absolute right to terminate this License Agreement by notifying Licensor in writing, discontinuing sales and paying any Royalties due.

8.3           In the event Licensee commits a substantial breach of any of the provisions of this License Agreement, Licensor shall provide written notice of the substantial breach to Licensee. If such breach is capable of being remedied or made good, Licensee shall have ninety (90) days to remedy or make good such breach or to submit the matter to binding mediation and arbitration pursuant to Article XII. If such breach is remedied within such time period, this License Agreement shall continue in full force and effect. If such breach is not remedied within such time period, Licensor may terminate this License Agreement upon a further ten (10) days written notice. Any dispute as to whether a material breach has occurred, or whether it has subsequently been cured, shall be referred to arbitration pursuant to Article XII. If the matter is submitted to binding mediation and arbitration pursuant to Article XII, then this License Agreement shall not be terminated while the arbitration is pending and pending the arbitrator's final decision.

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8.4           This License Agreement shall automatically terminate if Licensee shall become bankrupt, or if a receiver shall be appointed for all of the property or assets of Licensee, or if Licensee shall make a general assignment of its obligations with its creditors, or if Licensee files for bankruptcy protection.

8.5           Licensor shall have the right to terminate this License Agreement upon the failure of Licensee to pay the 2009 Adjustment Royalty, 2010 Adjustment Royalty or Adjusted Royalty pursuant to Paragraphs 3.7-3.9. If the matter is submitted to binding mediation and arbitration pursuant to Article XII, then this License Agreement shall not be terminated while the arbitration is pending and until the arbitrator's final decision.

8.6           Licensor shall not have the right to terminate this License Agreement for any reason other than as provided for under this License Agreement.

8.7           Upon termination of this License Agreement pursuant to the foregoing provisions of this Article VIII, the license granted hereunder shall terminate, and Licensee shall have no duty to pay the Royalties pursuant to Article III. Any Royalties accrued but not paid as of the date of such termination shall be paid to Licensor within thirty (30) days after such termination.

8.8           Upon termination of this License Agreement pursuant to the foregoing provisions of this Article VIII, the rights and licenses granted to Licensee hereunder shall terminate  and Licensee shall assign to Licensor all sublicenses granted pursuant to Paragraph 2.2 such that all Royalties to be paid by Sublicensees thereafter shall be paid directly to Licensor.

8.9           Irrespective of the existence of an issued and unexpired Patent Rights and upon termination of this License Agreement, Licensee may complete and sell any Licensed Products produced or sold by Licensee on hand at the time of termination; provided that Licensee shall continue to account for and pay Running Royalties thereon as if the License Agreement had not been terminated. Notwithstanding the above, Licensee shall have no right and license to sell Licensed Products six months after the effective date of the termination of this License Agreement.

8.10          The duties and obligations of the parties pursuant to Paragraphs 6.1, 6.2, 8.8 and 8.9 shall survive any termination of this License Agreement,

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ARTICLE IX

ASSIGNMENT AND SALE

9.1           Upon written notice to Licensee, Licensor shall have the right to sell, transfer or assign its interest in this License Agreement without the prior written consent of the Licensee, provided, however, PG and WPV shall have the right to transfer and assign rights, privileges and interests in this License Agreement to each other or their Affiliates without the consent of Licensee upon providing Licensee prior notice. The Royalties payable under Article III of this agreement are not otherwise transferable by Licensor to a third party during the term of this License Agreement without the consent of Licensee, which will not be unreasonably withheld, provided however, that Licensee’s prior written consent shall be required in the case of a proposed transfer or sale to a current competitor or existing customer.

9.2           Licensee’s prior written consent shall be required in the event Licensor desires to offer to sell or assign all or any part of its rights, privileges and interests in this License Agreement or to the Intellectual Property to a current competitor or existing customer.  In the event Licensor desires to sell or assign to an entity other than PG or WPV or their Affiliates or to a current competitor or existing customer, all or any part of its rights, privileges and interests in this License Agreement or to the Intellectual Property, Licensor shall first offer ("Right of First Offer") such assignment to Licensee by notifying Licensee in writing of the terms and conditions upon which Licensor would be willing to make such as assignment; and Licensee shall have the right to acquire said rights, privileges and interests of Licensor by accepting the offer in accordance with said terms and conditions or equivalent cash. If within fifteen (15) days after receipt of Licenser's notice, Licensee advises Licensor of its acceptance of the offer as stated in the notice, Licensor agrees to promptly make the assignment to Licensee on the stated terms and conditions and shall have an additional thirty (30) business days, if the assignment price is less than $1 Million Dollars and sixty (60) days if the assignment price is over $1 Million Dollars, to pay for the same with delivery against payment.

9.3           If within fifteen (15) days after receipt of Licensor's notice, Licensee does not indicate its acceptance of the offer as stated in the notice, Licensor shall thereafter have the right, subject to the prior written consent of Licensee, to make the assignment or sale to another person, firm or corporation on the same terms and conditions as stated in the notice. Should the Licensee not exercise its Right of First Offer and should the contemplated assignment or sale not be completed within ninety (90) days from the date of Licensor's notice, or should the terms and conditions thereof be altered in any way that results in less desirable terms than those set forth in the Licensor’s notice, this Right of First Offer shall be reinstated in any subsequent proposed assignment, or the altered terms and conditions for the current transaction, must again be offered by Licensor in accordance with the terms of Paragraph 9.2.

Vertigro Algae Technologies LLC

9.4           Immediately prior to Licensor going into bankruptcy, Licensee shall have a Right of First Offer on any of Licensor's assets at fair market value.

9.5           It is hereby agreed that prior to sale to a third party contemplated pursuant to Paragraphs 9.2 and 9.3 above, the third party purchaser shall agree to be fully bound by the terms of this License Agreement and to assume all of Licensor's obligations to Licensee thereunder.

9.6           Upon notice to Licensor, Licensee shall have the right to sell, transfer and/or assign this License Agreement to an Affiliate without the prior written consent of the Licensor, which will not be unreasonably withheld, provided however, that Licensee’s prior written consent shall be required in the case of a proposed sale, transfer and/or assignment to a current competitor or existing customer of Licensor, and provided that Licensee is in good standing under this License Agreement and the transferee or assignee assumes all obligations of Licensee to Licensor under this License Agreement. written consent of the Licensor

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1           Licensor hereby represents and warrants to Licensee that PG is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, USA and  that WPV is a corporation duly organized, validly existing and in good standing under the laws of Canada. Licensor further represents and warrants that it has not heretofore made any license, commitment or agreement, or will Licensor make any license, commitment or agreement for the term of this License Agreement which is inconsistent with this License Agreement and the rights granted herein, and that it has full and complete power and authority to enter into and carry out its obligations under this License Agreement and under any agreements and documents which may be executed in connection herewith. Licensor represents and warrants that to the best of its knowledge, the Patent Rights do not infringe upon the proprietary rights or patents of any third party. Licensor represents that to the best of its knowledge, Licensor is not aware of any regulations or laws in the Territory that might presently apply such that the sales potential of any of the Licensed Product is limited or reduced through legal violation or potential violation. Licensor agrees to indemnify and hold Licensee harmless of any liabilities, costs and expenses (including attorneys' fees and expenses), obligations and causes of action arising out of or relating to any breach of the representations and warranties made by Licensor herein.

10.2           Licensor does not represent and warrant to Licensee that patents will issue or be granted on any of the Patent Rights; or that any of the marks associated with the Licensed Product are registrable as a trademark; or that any of the Know-How is copyrightable. Further Licensor does not represent and warrant to Licensee that any of the Intellectual Property has commercial value.

Vertigro Algae Technologies LLC

10.3           Licensee hereby represents and warrants to Licensor that Licensee is a corporation duly organized, validly existing and in good standing under the laws of Texas, USA. Licensee further represents and warrants that it has not heretofore made any license, commitment or agreement, or will Licensee make any license, commitment or agreement for the term of this License Agreement which is inconsistent with this License Agreement and the rights granted herein, and that it has full and complete power and authority to enter into and carry out its obligations under this License Agreement and under any agreements and documents which may be executed in connection herewith. Licensee represents and warrants that it is Licensee's policy not to misappropriate or violate the proprietary trade secret or confidential information of third parties. Licensee agrees to indemnify and hold Licensor harmless of any liabilities, costs and expenses (including attorneys' fees and expenses), obligations and causes of action arising out of or relating to any breach of the representations and warranties made by Licensee herein.

ARTICLE XI

PRODDUCT QUALITY AND PRODUCT LIABILITY

11.1          Licensee agrees that the Licensed Product will be produced in compliance with all federal, state and local laws of each nation, territory or jurisdiction where the Licensee or Sublicensees sell or produce the Licensed Product.

11.2          Licensee shall carry Product liability insurance in an amount commensurate with the risks connected with the production and sale of the Licensed Product. Such insurance shall name Licensor and Malcolm Glen Kertz of the Patent Rights as co-insureds. As proof of insurance, Licensee shall submit to Licensor a certificate of insurance naming Licensor and the inventors of the Patent Rights as insured parties and shall require the Licensee's insurer to notify Licensor upon the failure to pay premiums due under the policy. This submission shall be made prior to any Licensed Product being distributed or sold.

11.3          Licensee agrees to indemnify and hold Licensor harmless against any and all claims, liabilities, losses, expenses, fees, including without limitation attorneys' fees, damages, including without limitation amounts of judgment and/or amounts paid in settlement or costs (all of the foregoing being collectively called "Costs") incurred by it and arising out of or attributable to the production and sale of Licensed Product and Ancillary Products;  provided, however, that such indemnity shall be null and void as to any cause of action, which can be shown by Licensee that Licensor knew or should have known and failed to timely inform Licensee of such cause of action. Promptly after receipt of notice of the commencement of any action or assertion of any claim against Licensor in respect of which indemnification be sought, Licensor shall notify Licensee in writing of the commencement of such action or assertion of such claim. Upon receipt of the notice of commencement of suit or assertion of such claim, Licensee shall notify Licensor within fifteen (15) days that Licensee shall appear and defend (including the sole authority to compromise and settle such claims; provided, however, that such settlement or compromise does not affect in any way the activities or rights of Licensor) against any such suit or claim at Licensee's expense, with an attorney of its choice. In the event Licensee shall fail to give notice of and undertake to appear and defend within such fifteen (15) day period, then it is hereby expressly agreed that the right to appear and defend by Licensee has been waived, and Licensor shall proceed on its sole authority, at Licensee's expense.

Vertigro Algae Technologies LLC

ARICLE XII

MEDIATION AND ARBITRATION AGREEMENT

12.1          If a dispute arises between the parties regarding this Agreement, the parties agree to resolve the dispute in the following manner:

a)           Negotiation

1) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreements promptly by negotiation between executives of the parties who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party will submit to the other a written response. The notice and the response will include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

2) All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)           Non-binding Mediation.

If the dispute has not been resolved by negotiation within 60 days of the disputing party's notice, or if the parties failed to meet within 45 days, the parties will endeavor to settle the dispute by mediation under the presently effective Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Distinguished Neutrals with the assistance of CPR.

Vertigro Algae Technologies LLC

(c) Arbitration.

Any controversy or claim arising out of or relating to this License Agreement, or the enforcement, breach, termination or validity thereof, that has not been resolved by mediation pursuant to the preceding paragraph within 90 days from the appointment of a neutral third party will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes in effect on the date of this License Agreement, by a sole arbitrator. If the parties cannot agree upon an arbitrator for a panel recommended by CPR, then CPR will select the arbitrator. Any other choice of law clause to the contrary in this License Agreement notwithstanding, the arbitration will be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration will be Houston, Texas. Insofar as the proceeding relates to patents, it will also be governed by 35 U.S.C. 294, to the extent applicable. The arbitrator is not empowered to award trebled, punitive or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recover any such damages. The arbitrator will make a reasoned award. If the result achieved in arbitration by the party instituting the arbitration is not more favorable to that party than the last offer made by the other party during the mediation, the former party will reimburse the legal fees, expert fees and other expenses reasonably incurred by the latter in the arbitration.

ARTICLE XIII

GENERAL

13.1          Binding Agreement. This License Agreement shall be binding upon the successors and assigns of the parties hereto.  Nothing contained in this License Agreement shall be construed to place the parties in the relationship of legal representatives, partners, or joint venturers.

13.2          Applicable Law. This License Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Texas.

13.3          Notices. All notices, demands or other writings in this License Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be deemed to have been fully given or made or sent when made in writing and deposited in the United States mail, first class, postage prepaid, sent certified or registered mail, and addressed to the addresses first hereinabove given or at such other address as either party hereto may specify by notice given in accordance with this paragraph.

Vertigro Algae Technologies LLC

13.4          Waiver. Each party covenants and agrees that if the other party fails or neglects for any reason to take advantage of any of the terms hereof providing for the termination of this License Agreement, or if, having the right to declare this License Agreement terminated, such other party shall fail to do, any such failure or neglect shall not be or be deemed or be construed to be a waiver of any subsequently occurring cause for the termination of this License Agreement, or as a waiver of any of the terms, covenants or conditions of this License Agreement or the performance thereof. None of the terms, covenants or conditions of this License Agreement can be waived except by the written consent of the waiving party.  Except as otherwise stated herein, each of the parties hereby waives any claims which it might have against the other prior to the date of execution of this License Agreement.

13.5          Force Majeure. Neither party hereto shall be liable to the other party for failure or delay in the performance of any duties or obligations hereunder or in making shipments of Licensed Product produced hereunder due to strikes, lockouts, acts of God, acts of war, fire, flood, explosions, embargo, litigation or labor disputes, Government or any other laws and regulations, or any other cause beyond the control or without the fault of such party.

13.6          Scope of Agreement. This License Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

13.7          Construction. The parties acknowledge that each party and its counsel have reviewed and revised this License Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this License Agreement or any amendments or exhibits hereto.

13.8          Headings. The subject headings of the paragraphs of this License Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

13.9          Counterparts. This License Agreement may be executed in one or more counterparts, and also executed shall constitute one agreement, binding on both parties hereto, notwithstanding that both parties are not signatory to the same counterpart.

13.10        Severability. If any part or parts of this License Agreement are found to be illegal or unenforceable, the remainder shall be considered severable, shall remain in full force and effect, and shall be enforceable.

13.11       Further Documents. Each of the parties shall take all necessary actions, including the execution and delivery of all necessary documents or instruments, as may be reasonably requested by the other party in order to effectuate the intent of this License Agreement.

Vertigro Algae Technologies LLC

13.12        Entire Agreement. This License Agreement, including any exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this License Agreement and supersedes all previous communications, representations, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof.  For the avoidance of doubt, the Letter of Agreement between Global Green Solutions Inc., Valcent Products Inc., PG and WPV dated June 25, 2007 is hereby superseded and restated in its entirety as set forth herein, and the Letter of Agreement dated June 25, 2007 is terminated and of no further force and effect.  Further, the parties hereto release each other from any obligations under Letter of Agreement dated June 25, 2007.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement in duplicate originals, individually, or by their duly authorized officers or representatives, as of the date of the last party to execute this Technology License and Royalty Holders  Agreement.

Vertigro Algae Technologies, LLC.		Valcent Products Inc.

Signed:	/s/ Doug Frater	Signed:	/s/ Malcolm Glen Kertz
Name:	Doug Frater	Name:	Malcolm Glen Kertz
Title:	President and CEO	Title:	President and CEO
Date:		Date:

Pagic LP		West Peak Ventures of Canada

Signed:		Signed:
Name:		Name:
Title:		Title:
Date:		Date:

ACCEPTANCE AND AGREEMENT

The first Recital and Paragraphs 4.2, 5.1 and 11.2 are acceptable and agreed to by Malcolm Glen Kertz.

Signed:  /s/   Malcolm Glen Kertz
Malcolm Glen Kertz, Individually

Date:_________________

Vertigro Algae Technologies LLC

EXHIBIT “A”

DESCRIPTION OF THE LICENSED TECHNOLOGY

The “LICENSED TECHNOLOGY” shall mean a technology that involves the use of a series of thin membrane photo-bioreactors that are configured in a manner to facilitate rapid growth of various forms of micro-algae. Each photo-bioreactor is designed to allow the proper flow of nutrient rich food source and carbon dioxide (CO2) enhanced gases and water through the thin membrane photo-bioreactors. The gas is mixed in the reactor by the design elements that are employed. Further, the design of the photo-bioreactor allows the reactors to be closely stacked in a manner that allows sunlight to penetrate to all levels of the reactor. The overall design of the system allows the high yield, rapid production of various forms of algae biomass.

The algae biomass is then harvested and the target oil extracted. Depending on the species and strain of algae used, a yield of as much as 50% of the dry weight of the algae biomass is high quality recoverable oil. The oil is of a quality suitable as a feedstock for production of bio-diesel and bio-fuels.

The algae biomass, depending on the species and strain of algae, will produce biomass which can be used as raw material feedstock for other applications, including but not limited to, pharmaceutical, health, food, cosmetic and agricultural applications.

The Licensee’s initial commercialization and business objective and use of the Algae Biomass Technology is to be considered as a renewable energy source to deliver competitive and economic commercial volumes of bio-diesel and standard vegetable oil feedstock as a primary product in a form that is economically viable. The Licensee’s economics will also depend on the secondary products produced by the Algae Biomass Technology comprising the algae biomass.

A-1

Vertigro Algae Technologies LLC

EXHIBIT “B”

PATENTS AND APPLICATIONS

File No.:	2405-01800 Country: Serial No.: File Date: For:	United States 60/804,763 June 14, 2006 Method and Apparatus for CO2 Sequestration
File No.:	2405-01801 Country: Serial No.: Receipt Date: For:	United States 60/892,331 March 1, 2007 Method and Apparatus for CO2 Sequestration

File No.:	2405-01802 (US) Country: Serial No.: File Date: For:	United States 11/762,295 June 13, 2007 Method and Apparatus for CO2 Sequestration
File No.:	2405-01803 Country: Serial No.: File Date: For:	Patent Cooperation Treaty PCT/US2007/071165 June 14, 2007 Method and Apparatus for CO2 Sequestration

File No.:	2405-01804 Country: Serial No.: File Date: For:	Argentina 070102583 June 13, 2007 Method and Apparatus for CO2 Sequestration
File No.:	2405-01805 Country: Serial No.: File Date: For:	GCC (Middle East) 2007/8509 June 13, 2007 Method and Apparatus for CO2 Sequestration

File No.:	2405-01806 Country: Serial No.: File Date: For:	Jamaica 18/1/4639 June 11, 2007 Method and Apparatus for CO2 Sequestration

B-1

Vertigro Algae Technologies LLC

File:	2405-01807 Country: Serial No.: File Date: For:	Malaysia PI 20070930 June 12, 2007 Method and Apparatus for CO2 Sequestration

File No.:	2405-01808 Country: Serial No.: File Date: For:	Panama 87311 August 7, 2007 Method and Apparatus for CO2 Sequestration
File No.:	2405-01809 For:	Method and Apparatus for CO2 Sequestration Unfiled

File No.:	2405-02000 For:	Method and Apparatus for Algae Separation Unfiled
File No.:	2405-02500 For:	Algae Plants Unfiled

File No.:	2405-03200 For:	Auto-Pipetting with Flow Cytometry System Unfiled

B-2

Vertigro Algae Technologies LLC

EXHIBIT “C”

TRADEMARKS

VERTIGRO

Commercialization Trademark

a)           Licensor shall file a trademark application to register the “Vertigro” trademark.

b)           Licensee may market the Licensed Product using the trademark “Vertigro”.

c)           Licensee may develop and use other derivations of the “Vertigro” trademark

d)           Licensor agrees that Licensee can use of the trademark name “Vertigro” and incorporate the trademark “Vertigro” in the company name, i.e., Vertigro Algae Technologies, LLC, without claim or recourse.

C-1